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                                                                      EXHIBIT 12

                    WARNER-LAMBERT COMPANY AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                           YEARS ENDED DECEMBER 31,
                                                           --------------------------------------------------------
                                                             1998        1997        1996        1995        1994
                                                           --------    --------    --------    --------    --------
                                                                            (DOLLARS IN MILLIONS)

Earnings before income taxes (less minority
  interests)............................................   $1,766.2    $1,233.4    $1,107.7    $1,018.6    $  913.1
Add:
     Interest on indebtedness -- excluding amount
       capitalized......................................      113.3       167.0       145.9       122.7        93.7
     Amortization of debt expense.......................         .8          .4          .5          .4          .4
     Interest factor in rent expense(a).................       37.7        30.7        27.5        26.9        26.2
                                                           --------    --------    --------    --------    --------
          Adjusted earnings.............................   $1,918.0    $1,431.5    $1,281.6    $1,168.6    $1,033.4
                                                           --------    --------    --------    --------    --------
                                                           --------    --------    --------    --------    --------
Fixed Charges:
     Interest on indebtedness...........................   $  113.3    $  167.0    $  145.9    $  122.7    $   93.7
     Capitalized interest...............................       19.2         8.3         9.6        10.1         9.4
     Amortization of debt expense.......................         .8          .4          .5          .4          .4
     Interest factor in rent expense(a).................       37.7        30.7        27.5        26.9        26.2
                                                           --------    --------    --------    --------    --------
          Total fixed charges...........................   $  171.0    $  206.4    $  183.5    $  160.1    $  129.7
                                                           --------    --------    --------    --------    --------
                                                           --------    --------    --------    --------    --------
Ratio of earnings to fixed charges......................       11.2         6.9         7.0         7.3         8.0
                                                           --------    --------    --------    --------    --------
                                                           --------    --------    --------    --------    --------

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 (a) Represents one third of rental expense, which the Company believes is a reasonable approximation.





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